TD SYNNEX CORPORATION
2016 MANAGEMENT INCENTIVE PLAN

1.    Purpose.
The purpose of the 2016 Management Incentive Plan (the “Plan”) is to further link executive compensation and corporate performance, to motivate participants to achieve corporate performance objectives, and to attract, motivate and reward the individuals who are part of the senior executive staff of TD SYNNEX Corporation (the “Company”). Under the Plan, eligible executives may be awarded for each fiscal year of the Company, or a portion thereof, a bonus award, described in Section 4 hereof, which is intended to constitute “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). No awards shall be payable under this Plan unless and until the Plan is approved by the Company’s stockholders.

2.    Eligibility.
Plan eligibility will be limited to those individuals who are determined by the Company’s Board of Directors to be executive officers of the Company under Section 16(b) of the Securities Exchange Act of 1934 and who are designated by the Committee as participants in the Plan for the given fiscal year (the “Participants”). No person is automatically entitled to participate in the Plan in any fiscal year, or portion thereof. Participation in the Plan during any fiscal year, or portion thereof, does not entitle a person to participate in the Plan or any similar plan in the future.

3.    Administration of the Plan.
The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”) which shall consist of at least two independent directors of the Company who also satisfy the requirements for “outside directors” under Section 162(m) of the Code. The Committee shall have the sole discretion and authority to:
i.administer and interpret the Plan in accordance with Section 162(m) of the Code as appropriate;
ii.prescribe the terms and conditions of any awards granted under the Plan;
iii.adopt rules and guidelines for the administration of the Plan that are consistent with the Plan; and
iv.interpret, amend or revoke any such rules and guidelines.

The decisions of the Committee shall in every case be final and binding on all persons having an interest in the Plan.

4.    Awards.
For each fiscal year, the awards payable to each Participant under this Section 4 are intended to constitute performance-based compensation for purposes of Section 162(m) of the Code and shall be based on a target award amount, in turn based on one or more relevant performance criteria and the extent to which targets identified for such criteria are realized. The Committee shall, for each fiscal year, approve the target award amount for each Participant, the relevant performance criteria, the respective targets for such criteria, and the award amounts payable depending upon if and the extent to which such targets are realized, in accordance with the following rules:

i.    The relevant performance criteria shall include (a)  net income per share, (b) adjusted net income per share (net income before non-cash stock-based compensation expense, net of tax and other specified items divided by the weighted average of dilutive common share equivalents outstanding), (c) revenue, (d) cash flow, (e) earnings per share, (f) adjusted earnings per share (adjusted net income divided by the weighted average of dilutive common share equivalents outstanding), (g) earnings before interest, taxes, depreciation and amortization (“EBITDA”), (h) adjusted EBITDA (net income before interest, taxes, depreciation, and amortization (internal use software, direct response advertising, and commissions), and non-cash stock-based compensation expense), (i) EBITDA margin (EBITDA/total revenue), (j) adjusted EBITDA margin (adjusted EBITDA/total revenue) (k) return on equity, (l) total stockholder return, (m) share price performance, (n) return on capital, (o) return on assets or net assets, (p) income or net income, (q) adjusted net income, (r) operating income or net operating income, (s) operating profit or net operating profit, (t) operating margin or profit margin, (u) return on operating revenue, (v) return on invested capital, (w) sales productivity, (x) sales growth, (y) market segment shares, (z) costs, (aa) expenses, (bb) regulatory body approval (including without limitation for commercialization of a product), (cc) implementation or completion of critical projects, (dd) number of media impressions, (ee) customer satisfaction, (ff) economic value added measurements, (gg) sales pipeline or (hh) employee turnover, any of which may be measured either individually, alternatively or in any combination, applied to either the individual, the Company as a whole or to a business unit or subsidiary of the Company, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, or on the basis of any other specified period, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group or index, and subject to specified adjustments, in each case as specified by the Committee when it identifies the selected performance criteria.

ii.    Unless specified otherwise by the Committee at the time the performance goals are established or otherwise within the time limit prescribed by Section 162(m) of the Code, the Committee shall appropriately adjust the method of evaluating performance under a performance criterion for a performance period as follows: (a) to exclude asset write-downs, (b) to exclude litigation or claim judgments or settlements, (c) to exclude the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (d) to exclude accruals for reorganization and restructuring programs, (e) to exclude any extraordinary nonrecurring items as determined under generally accepted accounting principles and/or described in managements’ discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, (f) to exclude the dilutive and/or accretive effects of acquisitions or joint ventures, (g) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a performance period following such divestiture, (h) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends, (i) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles, in each case in compliance with Section 162(m) of the Code. In addition, the Committee may specify, at the time the performance goals are established or otherwise within the time limit prescribed by Section 162(m) of the Code, that evaluation of a performance criterion for that performance period will be adjusted appropriately to reflect one or more of the following: (x) to exclude the effect of foreign exchange gains and losses; or (y) to exclude the effects of stock based compensation.

iii.    As determined by the Committee, any given performance criterion may be measured over all or part of the fiscal year. If for a fiscal year the Committee determines to use only performance criteria measurable over the entire fiscal year, then it must identify in writing within ninety (90) days after the beginning of the fiscal year (and while the outcome of such performance is substantially uncertain) the target award, and the selected performance criteria and targets. If for any fiscal year the Committee determines to use at least one performance criterion to be measured over less than the entire fiscal year, then the award for the fiscal year shall be the award calculated for such short performance period or, if more than one performance period per fiscal year is involved, then the sum of the awards calculated separately for each short performance period ending with or within the fiscal year. In that case, on or before the date which represents 25% of the total number of days in such short performance period (and while the outcome of such performance is substantially uncertain), the Committee shall identify in writing the target award amount, the selected performance criteria, and the targets applicable to such period.

iv.    The Committee may in its discretion direct that any award be reduced below the amount as calculated above and the Committee may, to the extent permitted under Section 162(m) of the Code, provide that the amount of an award otherwise payable to a Participant in the amount calculated above shall be payable in a reduced amount based on such additional performance criteria as the Committee shall determine, whether or not such additional performance criteria is included above or established in time and manner provided above. Further, the Committee may in its discretion increase the amount of compensation otherwise payable to any Participant upon satisfaction of the designated targets if such Participant would not be covered by Section 162(m) of the Code. Notwithstanding the foregoing, the maximum aggregate amount payable under this Plan to any Participant for any fiscal year shall be $3,500,000.

5.    Payment.
No later than two and one-half months following the completion of the fiscal year, and prior to payment of the bonus awards, the Committee shall determine and certify in writing the extent to which the performance criteria and targets have been satisfied as required by Section 162(m) of the Code for the fiscal year (or for any short performance periods ending with or within such year). Awards shall be paid (less applicable deductions and tax withholdings) as soon as practicable following the end of such fiscal year and such certification, and in no event later than two and one-half months following the completion of the fiscal year.

6.    Termination of Employment.
Termination of employment with the Company or its subsidiaries prior to the end of the fiscal year (or, for awards subject to a shorter performance period, prior to the end of such performance period) for any reason (whether voluntary or involuntary) shall result in forfeiture of all opportunity to receive an award under the Plan for that fiscal year (or short performance period), provided that the Committee shall have discretion to provide for payment of a pro rata portion of any otherwise earned award (based on the number of days employed during the fiscal year or short performance period) in appropriate circumstances.

7.    Amendment and Termination.
The Committee may amend, suspend or terminate the Plan at any time, for any and no reason, except that (i) no such action shall adversely affect rights under an award already made, without the consent of the person affected and (ii) no amendment that requires shareholder approval in order for the Plan to continue to comply with Section 162(m) of the Code shall be effective unless approved by the requisite vote of the shareholders of the Company.

8.    Section 409A of the Code.
To the extent applicable, it is intended that this Plan and any awards granted hereunder either be exempt from the requirements of, or else comply with the requirements of, Section 409A of the Code and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. Any provision that would cause any award granted hereunder to incur additional taxes under Section 409A of the Code shall have no force or effect until amended to comply with Section 409A of the Code, which amendment may be retroactive to the extent permitted by Section 409A of the Code.

9.    Recoupment.
The Committee is also authorized to recover any award or portion thereof made in the previous 36 months to a Participant in the event of a “recoverable event.” A recoverable event includes (a) a Participant’s engagement in fraud or other intentional misconduct that is detrimental to the Company resulting in the Participant’s termination of employment with the Company or (b) payment of an award under the Plan that is based on materially inaccurate financial results or performance metrics. The Committee, may, in its sole discretion, take any or all of the following actions upon its determination that a recoverable event has occurred with respect to a Participant: (x) cause the Participant to forfeit any unpaid award as of the recoverable event and/or (y) recover any and all awards earned and received or realized by the Participant during the period commencing on the date of the occurrence of the recoverable event and ending on the date on which it determines that the recoverable event has occurred, but not to exceed the 36-month period preceding the date of such determination (with interest).

Notwithstanding any other provision herein, any recoupment or “clawback” policies adopted by the Committee pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law shall apply to the awards granted and paid hereunder.

10.    No Right to Employment, Reelection or Continued Service.
Nothing in this Plan or any award granted hereunder shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment, service on the Board of Directors of the Company or service for the Company or any subsidiary thereof at any time or for any reason not prohibited by law, nor shall this Plan or an award granted hereunder itself confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither a bonus awarded hereunder nor any benefits arising under this Plan shall constitute an employment contract with the Company.

11.    Unfunded Plan.
The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their bonus awards, if any. If the Committee or the Company chooses to set aside funds in a trust or otherwise for the payment of bonuses under the Plan, such funds shall, at all times, be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency. The Company shall bear all expenses and costs in connection with the operation of the Plan.

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